Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highpower International, Inc. and subsidiaries (the “Company”) on Form S-8 (File No.333-157443) and the Registration Statement on Form S-3 (File No. 333-168473) of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011, which report is included in this Annual Report on Form 10-K of the Company for the years ended December 31, 2012 and 2011.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

April 1, 2013